SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported) February 7, 2011

Strategic Hotels & Resorts, Inc.

(Exact Name of Registrant as Specified in its Charter)

Maryland

(State or Other Jurisdiction

of Incorporation)

001-32223	33-1082757
(Commission File Number)	(I.R.S. Employer Identification No.)

200 West Madison Street, Suite 1700, Chicago, Illinois	60606
(Address of Principal Executive Offices)	(Zip Code)

(312) 658-5000

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure.

On February 7, 2011, Strategic Hotels & Resorts, Inc. (the “Company”) issued a press release to announce that the Company closed a definitive agreement to recapitalize the joint venture that owns the Hotel del Coronado (the “Transaction”). Under the terms of the Transaction, a new joint venture has been established between the Company, Blackstone Real Estate Advisors (“Blackstone”) and KSL Resorts (“KSL”) to invest cash in the asset and to convert a portion of the existing debt into equity. The recapitalization values the hotel at approximately $590 million including repayment of the indebtedness that previously encumbered the property, in addition to customary working capital adjustments. Based on this valuation, which represents a 6.5% capitalization rate on forecasted 2011 NOI and a 13.6 times multiple of forecasted 2011 EBITDA adjusted for one-time restructuring fees, the Company believes this investment provides an opportunity to earn an attractive return and is immediately accretive to its financial results.

Pursuant to the terms of the Transaction, Blackstone will become the general partner of the new joint venture with a 60% ownership interest. The Company, which will continue to serve as asset manager of the hotel, and KSL Resorts, the hotel operator, remain limited partners with approximately 34.3% and 5.7% ownership stakes, respectively. In connection with the recapitalization, the Company acquired the stake of an affiliate of Kohlberg Kravis Roberts & Co. (“KKR”) in the prior joint venture.

The Company’s total investment into the new joint venture was funded through a combination of its share of $8.5 million of available cash from the previous joint venture and $57.7 million of cash drawn from the Company’s revolving credit facility. This includes the purchase of KKR’s ownership interest and is net of a $1.7 million financing fee earned as part of the recapitalization.

As part of the recapitalization, Deutsche Bank originated a $425 million, five-year debt financing at a weighted average rate of LIBOR plus 480 basis points, subject to a 1% LIBOR floor. After year three of the loan, the final two one-year extensions require payment to the lender of a 25 basis point extension fee. Additionally, the joint venture purchased a 2%, two-year LIBOR cap at closing as required by the loan.

For its asset management services, the Company will earn a quarterly asset management fee equal to 1% of gross revenue, certain development fees and, when applicable, an incentive fee equal to 1/3 of the incentive fee paid to KSL Resorts under its hotel management agreement

The previous joint venture, formerly owned by the Company (45%), KKR (41%) and KSL (14%) paid off in full or otherwise reached agreement with its lenders for discounted pay-offs or conversion of debt to equity.

As part of the new joint venture with Blackstone, the Company and KSL, as the prior owners, will earn a profit based incentive fee of 20% of all distributions to the new joint venture that exceed both a 20% internal rate of return and a two times return on invested equity. The Company will receive 85.8% of this profit based incentive fee.

A copy of the Press Release relating to the Transaction is attached to this Current Report on Form 8-K (“Current Report”) as Exhibit 99.1 and is incorporated herein solely for purposes of this Item 7.01 disclosure.

The information in Item 7.01 of this Current Report, including Exhibit 99.1 attached hereto, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of such section. The information in Item 7.01 of this Current Report, including Exhibit 99.1, shall not be incorporated by reference into any filing under the Securities Act of 1933, as amended by the Exchange Act, regardless of any incorporation by reference language in any such filing.

This Current Report contains forward-looking statements about the Company. Except for historical information, the matters discussed in this Current Report are forward-looking statements subject to certain risks and uncertainties that could cause the actual results to differ materially, including but not limited to the following: availability of capital; ability to obtain, refinance or restructure debt or comply with covenants contained in our debt facilities; volatility in equity or debt markets; rising interest rates and operating costs; rising insurance premiums; cash available for capital expenditures; competition; demand for hotel rooms in our current and proposed market areas; economic conditions generally and in the real estate market specifically, including deterioration of economic conditions and the extent of its effect on business and leisure travel and the lodging industry; ability to dispose of existing properties in a manner consistent with our disposition strategy; delays in construction and development; demand for hotel condominiums; marketing challenges associated with entering new lines of business; the failure of closing conditions to be satisfied; risks related to natural disasters; the effect of threats of terrorism and increased security precautions on travel patterns and hotel bookings; the outbreak of hostilities and international political instability; legislative or regulatory changes, including changes to laws governing the taxation of REITs; and changes in generally accepted accounting principles, policies and guidelines applicable to REITs.

Additional risks are discussed in the Company’s filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. The forward-looking statements are made as of the date of this Current Report, and the Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description
99.1	Press Release dated February 7, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

February 7, 2011

STRATEGIC HOTELS & RESORTS, INC.

By:	/s/ Stephen M. Briggs
	Name:	Stephen M. Briggs
	Title:	Senior Vice President, Chief Accounting Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release dated February 7, 2011.